Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer
Arthur L. Herbst, Jr., President
Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Record Results for the Second Quarter Ended June 30, 2006

St. Louis, MO., July 24, 2006 — Young Innovations, Inc. (NASDAQ — YDNT) today announced record sales and diluted earnings per share for the second quarter and six months ended June 30, 2006.  Sales for the second quarter were $21.5 million, increasing 2.7% over the $20.9 million reported for the second quarter of 2005.  Net income decreased 0.3% to $3.5 million, compared with $3.6 million in the second quarter of 2005.  Diluted earnings per share for the second quarter of 2006 were $0.39, an increase of 2.6% over the $0.38 reported in the prior year quarter.

For the six months ended June 30, 2006, sales were $42.1 million, increasing 1.5% from the prior year period.  Net income was $7.1 million, increasing 1.5% from $7.0 million in the year earlier six-month period.  Diluted earnings per share were $0.78 for the six months ended June 30, 2006, an increase of 4.0% from $0.75 in the same period of 2005.

Sales for the quarter were negatively affected by the suspension of the manufacture of certain chemical products, which represented approximately $2.4 million in annual sales.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “During the second quarter, we made good progress in preparing for the product launches in the back half of the year and exercised solid expense control. While unit shipments of diagnostic equipment increased in the quarter, sales declined due to a shift toward increased rental shipments. The performance of the second quarter was achieved while continuing to invest in the long-term growth of the business.”

A conference call has been scheduled for Tuesday, July 25 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/304761/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers.  The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, and children’s toothbrushes.  The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States.  The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.

Condensed Consolidated Statements of Income

(In Thousands, Except Earnings Per Share Data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change

Net Sales	$21,466	$20,906	2.7%	$42,149	$41,540	1.5%
Cost of Goods Sold	9,881	9,368	5.5%	19,086	19,118	-0.2%
Gross Profit	11,585	11,538	0.4%	23,063	22,422	2.9%
% of Net Sales	54.0%	55.2%		54.7%	54.0%

Selling, General and Administrative Expense	6,050	5,916	2.3%	11,944	11,293	5.8%
% of Net Sales	28.2%	28.3%		28.3%	27.2%

Income from Operations	5,535	5,622	-1.5%	11,119	11,129	-0.1%
% of Net Sales	25.8%	26.9%		26.4%	26.8%

Other Income	188	143		383	255

Income Before Taxes	5,723	5,765	-0.7%	11,502	11,384	1.0%

Provision for Income Taxes	2,175	2,205		4,367	4,354

Net Income	$3,548	$3,560	-0.3%	$7,135	$7,030	1.5%
% of Net Sales	16.5%	17.0%		16.9%	16.9%

Basic Earnings Per Share	$0.40	$0.40	0.0%	$0.80	$0.78	2.6%

Basic Weighted Average Shares Outstanding	8,937	8,980		8,930	9,010

Earnings Per Share (Diluted)	$0.39	$0.38	2.6%	$0.78	$0.75	4.0%

Diluted Weighted Average Shares Outstanding	9,170	9,363		9,176	9,371

Young Innovations, Inc.

Consolidated Balance Sheet

June 30, 2006 and December 31, 2005

(In Thousands)

	June 30	December 31
Assets	2006	2005
	(Unaudited)
Current assets
Cash	$11,117	$10,227
Accounts receivable, net	9,603	9,538
Inventories	12,175	10,796
Other current assets	3,849	3,796
Total current assets	36,744	34,357

Property, plant and equipment, net	22,799	21,567
Other assets	3,423	2,401
Intangible assets	7,096	7,074
Goodwill	54,154	52,690

Total assets	$124,216	$118,089

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$5,864	$6,171
Total current liabilities	5,864	6,171

Deferred income taxes	8,354	8,354

Stockholders’ equity
Common stock	90	90
Deferred stock compensation	(339)	(262)
Additional paid-in capital	29,274	29,184
Retained earnings	104,175	97,767
Common stock in treasury, at cost	(23,202)	(23,215)
Total stockholders’ equity	109,998	103,564

Total liabilities and stockholders’ equity	$124,216	$118,089